EXHIBIT 21.01


                         SUBSIDIARIES OF THE REGISTRANT

1.   Shecom Corporation, incorporated under the laws of the State of Colorado.

2. PHYTOpharmaceuticals, Inc., incorporated under the laws of the State of California.

3. SRE ESCAgenetics Corporation, incorporated under the laws of the State of California.